mPhase Technologies and Rutgers University Will Collaborate on Expanding Applications and Chemistries for a Nanotechnology Battery

NORWALK, Conn.--(BUSINESS WIRE)--Feb. 28, 2005--mPhase Technologies Inc. (OTC:XDSL) today announced that it will collaborate with Rutgers, The State University of New Jersey, on broadening the capabilities of its nanotechnology-based battery that is now under development. By taking advantage of expertise at Rutgers' Energy Storage Research Group (ESRG), the research and development team plans to extend mPhase's unique nano battery architecture into additional high energy chemistries like Lithium.

An agreement between mPhase and Rutgers' Office of Corporate Liaison and Technology Transfer calls for collaboration in research that is contingent on obtaining funding from state, federal and corporate sources.

Steve Simon, mPhase Technologies executive vice president- Research and Development, explained that the Rutgers agreement is important because it helps to expand the chemistry choices the battery supports. "The first demonstration of the nano battery prototype was based on a Zinc and Manganese Dioxide chemistry, but Lithium increases our options because it has better power and energy density characteristics and is appropriate for many applications, including portable electronic devices used by the military, where extended operating time is important."

The new project will build on an mPhase Technologies joint program with Bell Labs, the R&D arm of Lucent Technologies (NYSE:LU). The novel battery architecture is based on a Bell Labs discovery that liquid droplets of electrolyte will stay in a dormant state atop microscopic structures called "nanograss" until stimulated to flow, thereby triggering a reaction producing electric current.

Future batteries based on this technology have the potential to deliver far longer shelf life and better storage capacity than existing battery technology. Potential initial applications for this technology may include defense, industrial, healthcare, and consumer electronics. mPhase is also targeting the nanobattery for use in a technically-improved, lighter weight battery designs.

mPhase plans to package the battery in various configurations. A primary development goal is to create a battery that could have a shelf life lasting decades, yet able to be activated instantaneously.

About mPhase

mPhase Technologies Inc. (OTC: XDSL) develops and commercializes next-generation telecommunications and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. In telecommunications, the Company's mPhase TV+ platform cost-effectively and reliably delivers entertainment digital television, high-speed Internet access and traditional telephone service over existing copper telephone lines. mPhase also offers a growing line of innovative DSL component products, such as the iPOTS, designed to help service providers lower the provisioning and operating costs associated with DSL. The company is bringing nanotechnology out of the laboratory and into the market with a planned innovative, long-life power cell.

More information is available at the mPhase Web site at www.mPhaseTech.com.

About ESRG

Energy Storage Research Group (ESRG), a technically diverse applied research group of faculty, research staff, graduate, and undergraduate students whose charter is the research, development and advancement of new energy storage device chemistries enabled by advancements in materials science. The group focuses on a wide range of nonaqueous and solid state chemistries, the majority of which incorporating ESRG developed nanocomposites which enable new abilities to deliver and store large amounts of power and energy per weight of device.

About Rutgers University

Established in 1766, Rutgers is America's eighth oldest institution of higher learning and one of the nation's premier public research universities. Serving more than 50,000 students on campuses in Camden, Newark and New Brunswick/Piscataway, Rutgers offers more than 280 bachelor's, master's, doctoral and professional degree programs. The university is home to 29 degree-granting schools and colleges, and more than 150 specialized centers and institutes. With 320,000 living alumni, Rutgers graduates are major contributors to all sectors of contemporary life.

Safe Harbor Statement

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management in light of current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which management has no control.

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